Exhibit 99.1

News

Investor Contact:
Logan Bonacorsi
lbonacorsi@caleres.com

Caleres Reports First Quarter Results

●	Achieved $0.88 in earnings per share, exceeding expectations
●	Generated record first quarter consolidated gross margin of 47 percent
●	Reiterates fiscal 2024 outlook of net sales flat to up 2 percent and earnings per share of $4.30 to $4.60

ST. LOUIS, May 30, 2024 - Caleres (NYSE: CAL), a market-leading portfolio of consumer-driven footwear brands, today reported financial results for first quarter 2024 and reaffirmed its guidance for fiscal 2024.

“Caleres began 2024 in strong fashion, achieving earnings per share ahead of expectations, generating record first quarter consolidated gross margin, and making significant progress on our key strategic initiatives, all while investing for the long-term,” said Jay Schmidt, president and chief executive officer. “While the consumer demand environment remained challenging, we achieved growth in sales and profitability from our Lead Brands and strong margin performance across the Brand Portfolio. Notably, the segment delivered more than half of the company’s operating earnings during the quarter, with a 13 percent operating margin, and is once again expected to lead the financial performance of Caleres this year. At the same time, Famous Footwear maintained total year-over-year sales levels and generated solid gross margins, with sales and market share up significantly in the strategically important Kids category.”

“Looking ahead, we are confident in our ability to deliver earnings per share in line with our guidance range in 2024,” said Schmidt. “Longer-term, we believe we are exceptionally well positioned to execute our clear and actionable strategic plan, invest to fuel our growth initiatives, and drive sustained value for our shareholders.”

First Quarter 2024 Results

 (13-weeks ended May 4, 2024, compared to 13-weeks ended April 29, 2023)

●Net sales were $659.2 million, down 0.5 percent from the first quarter of 2023;
●	Famous Footwear segment net sales increased 0.1 percent, with comparable sales down 2.3 percent
●	Brand Portfolio segment net sales declined 2.6 percent
●	Direct-to-consumer sales represented approximately 69 percent of total net sales
●Gross profit was $309.1 million, while gross margin was 46.9 percent, up 120 basis points versus last year;
●	Famous Footwear segment gross margin of 46.1 percent, up 50 basis points versus last year
●	Brand Portfolio segment gross margin of 46.6 percent, up 240 basis points versus last year
●	SG&A as a percentage of net sales was 40.4 percent, reflecting planned investment in marketing at certain Lead Brands, international expansion and the implementation of the integrated SAP platform;
●	Net earnings of $30.9 million, or earnings per diluted share of $0.88, compared to net earnings of $34.7 million, or earnings per diluted share of $0.97 in the first quarter 2023.
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA) of $57.4 million, or 8.7 percent of sales;
●	Inventory was down 5.2 percent from the first quarter 2023, due to strategic inventory management – primarily in the Brand Portfolio segment; and
●	Borrowings under the asset-based revolving credit facility were $191.0 million at the end of the period, down about $100 million from the first quarter of 2023.

Capital Allocation Update

During the quarter, Caleres continued to invest in value-driving growth opportunities while at the same time returning cash to shareholders through share buybacks and dividends. More specifically, the company repurchased 416,000 shares of common stock, for $15.1 million and an average price of $36.23 per share. It also returned $2.4 million to shareholders through quarterly dividend payments.

In the near term, the company expects to continue to focus on reducing debt and still expects borrowings under its asset-based revolving credit facility will be less than $100 million by 2026. Caleres will continue to consider business performance and market conditions as it evaluates all opportunities for free cash flow as the year progresses.

Fiscal 2024 Outlook:

Caleres is reiterating its fiscal 2024 financial outlook and as previously noted, its fiscal 2024 is a 52-week year and compares to a 53-week year in fiscal 2023. Specifically, the company still expects consolidated net sales to be flat to up 2 percent, compared to 2023, and earnings per diluted share to be in the range of $4.30 to $4.60.

In addition, for fiscal 2024, the company still expects:

●Consolidated operating margin of 7.3 percent to 7.5 percent;
●Effective tax rate of about 24 percent; and
●Capital expenditures of $60 million to $70 million.

For second quarter 2024 the company expects:

●	Consolidated net sales to be up 3 percent to 4 percent. This includes an estimated $20 to $25 million benefit in Famous Footwear as a result of the calendar shift of an important back-to-school week into second quarter 2024 from third quarter 2023; and
●	Earnings per diluted share of $1.20 to $1.25.

Investor Conference Call

Caleres will host a conference call at 11:00 a.m. ET today, Thursday, May 30. The webcast and associated slides will be available at investor.caleres.com/news/events. A live conference call will be available at (877) 704-4453 for North America participants or (201) 389-0920 for international participants, no passcode necessary. A replay will be also available at investor.caleres.com/news/events/archive for a limited period. Investors may also access the replay by dialing (844) 512-2921 in North America or (412) 317-6671 internationally and using the conference pin 13746617.

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Definitions

All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Caleres, Inc. and diluted earnings per common share attributable to Caleres, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Non-GAAP Financial Measures and Metrics

In this press release, the company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures and metrics. In particular, the company provides earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure, and the debt to EBITDA leverage ratio, which is a non-GAAP financial metric. These results are included as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure and metric help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. This measure and metric should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changing consumer demands, which may be influenced by general economic conditions and other factors;  (ii) inflationary pressures and supply chain disruptions (iii) rapidly changing consumer preferences and purchasing patterns and fashion trends; (iv) supplier concentration, customer concentration and increased consolidation in the retail industry; (v) intense competition within the footwear industry; (vi) foreign currency fluctuations; (vii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (viii) cybersecurity threats or other major disruption to the company’s information technology systems; (ix) the ability to accurately forecast sales and manage inventory levels; (x) a disruption in the company’s distribution centers; (xi) the ability to recruit and retain senior management and other key associates; (xii) the ability to secure/exit leases on favorable terms; (xiii) the ability to maintain relationships with current suppliers; (xiv) transitional challenges with acquisitions and divestitures;  (xiv) changes to tax laws, policies and treaties; (xvi) our commitments and shareholder expectations related to environmental, social and governance considerations; (xvii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; and (xvii) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended February 3, 2024, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

SCHEDULE 1

CALERES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	(Unaudited)
	Thirteen Weeks Ended
($ thousands, except per share data)	May 4, 2024	April 29, 2023
Net sales	$659,198	$662,734
Cost of goods sold	350,103	360,052
Gross profit	309,095	302,682
Selling and administrative expenses	266,337	253,095
Operating earnings	42,758	49,587
Interest expense, net	(3,778)	(5,623)
Other income, net	992	1,492
Earnings before income taxes	39,972	45,456
Income tax provision	(9,174)	(10,664)
Net earnings	30,798	34,792
Net (loss) earnings attributable to noncontrolling interests	(141)	65
Net earnings attributable to Caleres, Inc.	$30,939	$34,727

Basic earnings per common share attributable to Caleres, Inc. shareholders	$0.88	$0.97

Diluted earnings per common share attributable to Caleres, Inc. shareholders	$0.88	$0.97

SCHEDULE 2

CALERES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ thousands)	May 4, 2024	April 29, 2023
ASSETS
Cash and cash equivalents	$30,709	$36,151
Receivables, net	164,865	148,068
Inventories, net	530,570	559,467
Property and equipment, held for sale	16,777	16,777
Prepaid expenses and other current assets	62,415	60,417
Total current assets	805,336	820,880

Lease right-of-use assets	565,822	513,817
Property and equipment, net	168,154	157,730
Goodwill and intangible assets, net	200,551	212,353
Other assets	121,247	113,303
Total assets	$1,861,110	$1,818,083

LIABILITIES AND EQUITY
Borrowings under revolving credit agreement	$191,000	$291,500
Trade accounts payable	267,388	261,753
Lease obligations	120,872	136,297
Other accrued expenses	185,105	189,727
Total current liabilities	764,365	879,277

Noncurrent lease obligations	482,163	437,171
Other liabilities	37,553	49,754
Total other liabilities	519,716	486,925

Total Caleres, Inc. shareholders’ equity	570,304	446,317
Noncontrolling interests	6,725	5,564
Total equity	577,029	451,881
Total liabilities and equity	$1,861,110	$1,818,083

SCHEDULE 3

CALERES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Thirteen Weeks Ended
($ thousands)	May 4, 2024	April 29, 2023
OPERATING ACTIVITIES:
Net cash provided by operating activities	$36,074	$37,497

INVESTING ACTIVITIES:
Purchases of property and equipment	(9,802)	(5,750)
Capitalized software	(524)	(798)
Net cash used for investing activities	(10,326)	(6,548)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	118,500	126,000
Repayments under revolving credit agreement	(109,500)	(142,000)
Dividends paid	(2,442)	(2,482)
Acquisition of treasury stock	(15,070)	—
Issuance of common stock under share-based plans, net	(7,847)	(10,006)
Net cash used for financing activities	(16,359)	(28,488)
Effect of exchange rate changes on cash and cash equivalents	(38)	(10)
Increase in cash and cash equivalents	9,351	2,451
Cash and cash equivalents at beginning of period	21,358	33,700
Cash and cash equivalents at end of period	$30,709	$36,151

SCHEDULE 4

CALERES, INC.
SUMMARY FINANCIAL RESULTS BY SEGMENT

SUMMARY FINANCIAL RESULTS

	(Unaudited)
	Thirteen Weeks Ended
	Famous Footwear		Brand Portfolio		Eliminations and Other		Consolidated
	May 4,	April 29,	May 4,	April 29,	May 4,	April 29,	May 4,	April 29,
($ thousands)	2024	2023	2024	2023	2024	2023	2024	2023
Net sales	$349,553	$349,158	$317,211	$325,516	$(7,566)	$(11,940)	$659,198	$662,734
Gross profit	161,005	159,133	147,812	143,858	278	(309)	309,095	302,682
Gross margin	46.1%	45.6%	46.6%	44.2%	(3.7)%	2.6%	46.9%	45.7%
Operating earnings (loss)	16,855	17,056	41,425	42,669	(15,522)	(10,138)	42,758	49,587
Operating margin	4.8%	4.9%	13.1%	13.1%	n/m %	n/m %	6.5%	7.5%
Comparable sales % (on a 13-week basis)	(2.3)%	(8.5)%	0.1%	9.4%	—%	—%	—%	—%
Number of stores	855	866	99	93	—	—	954	959

n/m – Not meaningful

SCHEDULE 5

CALERES, INC.
BASIC AND DILUTED EARNINGS PER SHARE RECONCILIATION

	(Unaudited)
	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
($ thousands, except per share data)
Net earnings attributable to Caleres, Inc.:
Net earnings	$30,798	$34,792
Net loss (earnings) attributable to noncontrolling interests	141	(65)
Net earnings attributable to Caleres, Inc.	30,939	34,727
Net earnings allocated to participating securities	(1,208)	(1,478)
Net earnings attributable to Caleres, Inc. after allocation of earnings to participating securities	$29,731	$33,249

Basic and diluted common shares attributable to Caleres, Inc.:
Basic common shares	33,793	34,407
Dilutive effect of share-based awards	106	—
Diluted common shares attributable to Caleres, Inc.	33,899	34,407

Basic earnings per common share attributable to Caleres, Inc. shareholders	$0.88	$0.97

Diluted earnings per common share attributable to Caleres, Inc. shareholders	$0.88	$0.97

SCHEDULE 6

CALERES, INC.
CALCULATION OF EBITDA AND DEBT/EBITDA LEVERAGE RATIO (NON-GAAP METRICS)

	(Unaudited)
	Thirteen Weeks Ended
($ thousands)	May 4, 2024	April 29, 2023
EBITDA:
Net earnings attributable to Caleres, Inc.	$30,939	$34,727
Income tax provision	9,174	10,664
Interest expense, net	3,778	5,623
Depreciation and amortization (1)	13,490	12,714
EBITDA	$57,381	$63,728

EBITDA margin	8.7%	9.6%

	(Unaudited)
	Trailing Twelve Months Ended
($ thousands)	May 4, 2024	April 29, 2023
EBITDA:
Net earnings attributable to Caleres, Inc.	$167,603	$165,960
Income tax provision	8,000	26,670
Interest expense, net	17,498	17,588
Depreciation and amortization (1)	54,056	49,368
EBITDA	$247,157	$259,586

EBITDA margin	8.8%	9.0%

	(Unaudited)
($ thousands)	May 4, 2024	April 29, 2023
Debt/EBITDA leverage ratio:
Borrowings under revolving credit agreement (2)	$191,000	$291,500
EBITDA (trailing twelve months)	247,157	259,586
Debt/EBITDA	0.8	1.1

(1)	Includes depreciation and amortization of capitalized software and intangible assets.
(2)	Total availability under the revolving credit agreement was $299.6 million and $197.9 million as of May 4, 2024 and April 29, 2023, respectively. Total liquidity, which includes cash and cash equivalents and availability under the revolving credit agreement, was $330.3 million and $234.0 million for the respective periods.